Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS RECORD THIRD QUARTER RESULTS AND NARROWS
2017 EARNINGS GUIDANCE RANGE

Highlights

•	Net sales growth of 8% for Q3 2017

•	Q3 2017 diluted EPS increased 13% to $1.16, including an estimated $0.02 negative impact from recent weather events

•	Narrows 2017 earnings guidance range to $4.01 - $4.11 per diluted share, which includes $0.14 in tax benefits realized year to date from new accounting pronouncement
______________________

COVINGTON, LA. (October 19, 2017) – Pool Corporation (NASDAQ/GSM:POOL) today reported record results for the third quarter of 2017.
“Once again, our business performed very well, despite severe weather in certain key markets. I would like to recognize the resiliency of our people in Florida, Texas, Puerto Rico and Mexico for their efforts through Hurricanes Irma, Harvey, Maria and Katia and the devastating earthquake in Mexico, as well as the many employees throughout the company who went out of their way to aid both their fellow co-workers and the needs of our business. While these storms are disruptive in the short term, we believe they will not have a material impact on our operating results for the year. Together with our remaining markets, our team once again produced solid results for the quarter,” said Manuel Perez de la Mesa, President and CEO.
Net sales increased 8% to a record $743.4 million in the third quarter of 2017 compared to $691.4 million in the third quarter of 2016. Base business sales increased 6%. We had one less selling day in the third quarter of 2017 compared to the same period last year, which we believe negatively impacted base business sales growth by approximately 1%. Continued increases in swimming pool repair and remodel activities, including major pool refurbishment and replacement of key pool equipment, led our sales growth. The recent weather events negatively impacted our third quarter 2017 net sales by an estimated $4.0 million.
Gross profit increased 9% to a record $216.6 million in the third quarter of 2017 from $199.6 million in the same period of 2016. Base business gross profit improved 7% over the third quarter of last year. Gross profit as a percentage of net sales (gross margin) was 29.1% for the third quarter of 2017 compared to 28.9% for the third quarter of 2016. Gross margin increased approximately 20 basis points from the third quarter of 2016 reflecting product mix and benefits from sourcing initiatives.
Selling and administrative expenses (operating expenses) increased approximately 7% to $134.7 million in the third quarter of 2017 compared to the third quarter of 2016, with base business operating expenses up 5% over the comparable 2016 period. As a percentage of net sales, base business operating expenses declined to 17.9% for the third quarter versus 18.1% last year.
Operating income for the third quarter increased 10% to a record $81.9 million compared to the same period in 2016. Operating income as a percentage of net sales (operating margin) was 11.0% for the third quarter of 2017 compared to 10.7% for the third quarter of 2016.

During the first quarter of 2017, we adopted Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, on a prospective basis. This adoption resulted in a benefit recorded in our provision for income taxes of $7.7 million for the nine months ended September 30, 2017, which positively impacted our net income and earnings per share, but was partially offset by a required increase of approximately 550,000 diluted weighted average shares outstanding used to calculate our diluted earnings per share. The first and second quarter benefit to our diluted earnings per share from the adoption of this new accounting pronouncement was $0.14, and there was no impact in the third quarter of 2017.
Net income attributable to Pool Corporation was $48.8 million in the third quarter of 2017 compared to $44.5 million for the third quarter of 2016. Earnings per share increased 13% to a record $1.16 per diluted share for the three months ended September 30, 2017 versus $1.03 per diluted share for the same period in 2016. Based on the estimated $4.0 million impact on our net sales and $0.5 million in property damages, we believe the recent weather events described above negatively impacted our diluted earnings per share by approximately $0.02 in the third quarter of 2017.
Net sales increased 7% to a record $2,278.0 million for the nine months ended September 30, 2017 from $2,125.6 million in the comparable 2016 period, with much of this growth coming from the 6% improvement in base business sales. Gross margin increased 10 basis points to 29.0% compared to the same period last year.
Operating expenses increased 7% compared to the first nine months of 2016, with base business operating expenses up 5%. Operating income for the first nine months of 2017 increased 9% to $267.1 million compared to $246.1 million in the same period last year.
Net income attributable to Pool Corporation for the nine months ended September 30, 2017 was $166.0 million, including a tax benefit of $7.7 million from the adoption of ASU 2016-09 as discussed above, compared to Net income attributable to Pool Corporation of $146.3 million for the nine months ended September 30, 2016. Earnings per share for the first nine months of 2017, including a favorable $0.14 per diluted share impact from the new accounting pronouncement, increased 15% to a record $3.89 per diluted share versus $3.39 per diluted share for the first nine months of 2016. Excluding the impact from the new accounting pronouncement, diluted earnings per share increased 11% for the period.
On the balance sheet at September 30, 2017, total net receivables, including pledged receivables, increased 13% while inventory levels grew 6% compared to September 30, 2016. Total debt outstanding at September 30, 2017 was $564.6 million, a $174.4 million increase from total debt at September 30, 2016.
Cash provided by operations was $112.0 million for the first nine months of 2017 compared to $143.2 million for the first nine months of 2016. Our prior year operating cash flows benefited by approximately $37.0 million due to third quarter tax payments deferred to the fourth quarter of 2016 as allowed for areas affected by severe storms and flooding in Louisiana. Excluding this timing difference, our increase in cash provided by operations in 2017 reflects our net income growth partially offset by an increase in net working capital. Our cash provided by operations has been positively impacted by the $7.7 million in tax benefits realized in the first nine months of 2017 as part of the adoption of ASU 2016-09. Adjusted EBITDA (as defined in the addendum to this release) was $91.7 million and $83.0 million for the third quarters of 2017 and 2016, respectively, and $295.3 million and $269.9 million for the first nine months of 2017 and 2016, respectively.
“With nine months of the year now completed, we are tightening our 2017 earnings guidance range to $4.01 to $4.11 per diluted share. This updated range includes the $0.14 benefit realized in the first and second quarters due to the adoption of ASU 2016-09. Excluding this benefit, our narrowed 2017 earnings guidance range is $3.87 to $3.97. We are now in the process of transitioning to 2018 as we continue to pursue the many opportunities available for profitable growth in the growing outdoor living industry,” said Perez de la Mesa.
For clarification, we have not included any additional tax benefit in our earnings guidance range for the remainder of the year. We previously included an estimated tax benefit of $0.30 per diluted share from the new ASU for fiscal 2017. Our current earnings guidance range for 2017 includes only the benefit realized year to date. As previously disclosed, the estimated impact of the accounting change related to our adoption of ASU 2016-09 is subject to several assumptions which can vary significantly, including our share price and estimations regarding the timing of when employees will exercise shares of outstanding vested options. As of September 30, 2017, based on our current stock price, we estimate that we have approximately $9.5 million in unrealized excess tax benefits for stock option grants which expire in the first quarter of 2018. These unrealized excess tax benefits will yield an estimated net $0.21 diluted earnings per share benefit when individuals exercise these stock options.

POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. As of September 30, 2017, POOLCORP operated 346 sales centers in North America, Europe, South America and Australia, through which it distributes more than 160,000 national brand and private label products to roughly 100,000 wholesale customers. For more information, please visit www.poolcorp.com.
This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2016 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net sales	$743,401	$691,429	$2,278,005	$2,125,568
Cost of sales	526,795	491,878	1,618,114	1,512,258
Gross profit	216,606	199,551	659,891	613,310
Percent	29.1%	28.9%	29.0%	28.9%

Selling and administrative expenses	134,678	125,385	392,779	367,194
Operating income	81,928	74,166	267,112	246,116
Percent	11.0%	10.7%	11.7%	11.6%

Interest and other non-operating expenses, net	4,009	2,989	11,608	9,954
Income before income taxes and equity earnings	77,919	71,177	255,504	236,162
Provision for income taxes (1)	29,179	26,807	89,951	90,244
Equity earnings in unconsolidated investments, net	43	51	121	113
Net income	48,783	44,421	165,674	146,031
Net loss attributable to noncontrolling interest	—	113	294	309
Net income attributable to Pool Corporation	$48,783	$44,534	$165,968	$146,340

Earnings per share:
Basic	$1.20	$1.06	$4.04	$3.48
Diluted	$1.16	$1.03	$3.89	$3.39
Weighted average shares outstanding:
Basic	40,659	42,020	41,065	42,092
Diluted	42,207	43,119	42,691	43,201

Cash dividends declared per common share	$0.37	$0.31	$1.05	$0.88

(1)
Upon adoption of ASU 2016-09, we were required to recognize all excess tax benefits or deficiencies related to share-based compensation as a component of our income tax provision on our Consolidated Statements of Income, rather than a component of stockholders’ equity on our Condensed Consolidated Balance Sheets. We adopted this guidance during the first quarter of 2017 on a prospective basis, and as such, our prior year presentation has not changed.

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30,	September 30,	Change
	2017	2016	$	%

Assets
Current assets:
Cash and cash equivalents	$36,398	$30,292	$6,106	20%
Receivables, net (1)	90,142	81,072	9,070	11
Receivables pledged under receivables facility	172,654	152,333	20,321	13
Product inventories, net (2)	484,287	455,156	29,131	6
Prepaid expenses and other current assets	14,832	12,084	2,748	23
Deferred income taxes (3)	—	5,288	(5,288)	(100)
Total current assets	798,313	736,225	62,088	8

Property and equipment, net	103,880	84,643	19,237	23
Goodwill	189,024	185,486	3,538	2
Other intangible assets, net	13,206	13,645	(439)	(3)
Equity interest investments	1,168	1,152	16	1
Other assets (3)	16,333	16,370	(37)	—
Total assets	$1,121,924	$1,037,521	$84,403	8%

Liabilities, redeemable noncontrolling interest and stockholders’ equity
Current liabilities:
Accounts payable	$209,062	$199,922	$9,140	5%
Accrued expenses and other current liabilities (3)	87,887	126,654	(38,767)	(31)
Short-term borrowings and current portion of long-term debt and other long-term liabilities	8,609	1,298	7,311	NM
Total current liabilities	305,558	327,874	(22,316)	(7)

Deferred income taxes (3)	27,244	28,359	(1,115)	(4)
Long-term debt, net	555,964	388,891	167,073	43
Other long-term liabilities	22,614	17,945	4,669	26
Total liabilities	911,380	763,069	148,311	19
Redeemable noncontrolling interest	—	2,467	(2,467)	(100)
Total stockholders’ equity	210,544	271,985	(61,441)	(23)
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$1,121,924	$1,037,521	$84,403	8%

(1)	The allowance for doubtful accounts was $4.1 million at September 30, 2017 and $3.7 million at September 30, 2016.

(2)	The inventory reserve was $7.8 million at September 30, 2017 and $8.1 million at September 30, 2016.

(3)
Upon adoption of ASU 2015-17, Balance Sheet Classification of Deferred Taxes, we were required to reclassify all of our deferred tax assets and liabilities as noncurrent on our Condensed Consolidated Balance Sheets. We adopted this guidance on a prospective basis, and as such, our prior year balances or classifications have not changed.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2017	2016	Change
Operating activities
Net income	$165,674	$146,031	$19,643
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	17,947	15,020	2,927
Amortization	1,132	1,288	(156)
Share-based compensation	9,496	7,373	2,123
Excess tax benefits from share-based compensation (1)	—	(6,582)	6,582
Equity earnings in unconsolidated investments, net	(121)	(113)	(8)
Other	1,074	3,799	(2,725)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(90,204)	(71,936)	(18,268)
Product inventories	9,057	23,624	(14,567)
Prepaid expenses and other assets	(1,523)	(1,094)	(429)
Accounts payable	(27,328)	(49,479)	22,151
Accrued expenses and other current liabilities	26,816	75,239	(48,423)
Net cash provided by operating activities	112,020	143,170	(31,150)

Investing activities
Acquisition of businesses, net of cash acquired	(6,879)	(19,314)	12,435
Purchases of property and equipment, net of sale proceeds	(37,709)	(30,388)	(7,321)
Payments to fund credit agreement	—	(3,852)	3,852
Collections from credit agreement	—	3,300	(3,300)
Other investments, net	4	21	(17)
Net cash used in investing activities	(44,584)	(50,233)	5,649

Financing activities
Proceeds from revolving line of credit	918,338	873,854	44,484
Payments on revolving line of credit	(857,609)	(866,801)	9,192
Proceeds from asset-backed financing	156,600	145,000	11,600
Payments on asset-backed financing	(97,800)	(90,000)	(7,800)
Proceeds from short-term borrowings, long-term debt and other long-term liabilities	25,001	15,705	9,296
Payments on short-term borrowings, long-term debt and other long-term liabilities	(17,497)	(16,107)	(1,390)
Payments of deferred financing costs	(909)	—	(909)
Payments of deferred and contingent acquisition consideration	(199)	—	(199)
Purchase of redeemable noncontrolling interest	(2,573)	—	(2,573)
Excess tax benefits from share-based compensation (1)	—	6,582	(6,582)
Proceeds from stock issued under share-based compensation plans	8,647	10,978	(2,331)
Payments of cash dividends	(43,165)	(37,007)	(6,158)
Purchases of treasury stock	(141,580)	(117,901)	(23,679)
Net cash used in financing activities	(52,746)	(75,697)	22,951
Effect of exchange rate changes on cash and cash equivalents	(248)	(185)	(63)
Change in cash and cash equivalents	14,442	17,055	(2,613)
Cash and cash equivalents at beginning of period	21,956	13,237	8,719
Cash and cash equivalents at end of period	$36,398	$30,292	$6,106
(1) Upon adoption of ASU 2016-09, the excess tax benefit from share-based compensation is no longer reclassified out of operating income tax cash flows and no longer reported as a financing activity. We adopted this guidance on a prospective basis, and as such, our prior year presentation has not changed.

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded component (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	September 30,		September 30,		September 30,
	2017	2016	2017	2016	2017	2016
Net sales	$734,175	$691,204	$9,226	$225	$743,401	$691,429

Gross profit	213,788	199,455	2,818	96	216,606	199,551
Gross margin	29.1%	28.9%	30.5%	42.7%	29.1%	28.9%

Operating expenses	131,066	125,225	3,612	160	134,678	125,385
Expenses as a % of net sales	17.9%	18.1%	39.2%	71.1%	18.1%	18.1%

Operating income (loss)	82,722	74,230	(794)	(64)	81,928	74,166
Operating margin	11.3%	10.7%	(8.6)%	(28.4)%	11.0%	10.7%

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Nine Months Ended		Nine Months Ended		Nine Months Ended
	September 30,		September 30,		September 30,
	2017	2016	2017	2016	2017	2016
Net sales	$2,246,446	$2,116,393	$31,559	$9,175	$2,278,005	$2,125,568

Gross profit	650,419	610,454	9,472	2,856	659,891	613,310
Gross margin	29.0%	28.8%	30.0%	31.1%	29.0%	28.9%

Operating expenses	383,636	365,287	9,143	1,907	392,779	367,194
Expenses as a % of net sales	17.1%	17.3%	29.0%	20.8%	17.2%	17.3%

Operating income	266,783	245,167	329	949	267,112	246,116
Operating margin	11.9%	11.6%	1.0%	10.3%	11.7%	11.6%

We have excluded the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
New Star Holdings Pty Ltd	July 2017	1	July - September 2017
Lincoln Aquatics (1)	April 2017	2	May - September 2017
Metro Irrigation Supply Company Ltd. (1)	April 2016	8	January - June 2017 and April - June 2016
The Melton Corporation (1)	November 2015	2	January 2017 and January 2016
Seaboard Industries, Inc. (1)	October 2015	3	January 2017 and January 2016

(1)	We acquired certain distribution assets of each of these companies.

When calculating our base business results, we exclude sales centers that are acquired, closed or opened in new markets for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.
We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.
The table below summarizes the changes in our sales center count in the first nine months of 2017.

December 31, 2016	344
Acquired locations	3
New location	1
Closed locations	(2)
September 30, 2017	346

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share-based compensation, goodwill and other non-cash impairments and equity earnings or loss in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP). We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2017	2016	2017	2016
Net income	$48,783	$44,421	$165,674	$146,031
Add:
Interest and other non-operating expenses (1)	4,009	2,989	11,608	9,954
Provision for income taxes	29,179	26,807	89,951	90,244
Share-based compensation	3,197	2,523	9,496	7,373
Goodwill impairment	—	613	—	613
Equity earnings in unconsolidated investments	(43)	(51)	(121)	(113)
Depreciation	6,330	5,277	17,947	15,020
Amortization (2)	253	418	724	796
Adjusted EBITDA	$91,708	$82,997	$295,279	$269,918

(1)	Shown net of interest income and includes amortization of deferred financing costs as discussed below.

(2)
Excludes amortization of deferred financing costs of $136 and $135 for the three months ended September 30, 2017 and September 30, 2016, respectively and $408 and $492 for the nine months ended September 30, 2017 and September 30, 2016, respectively.

The table below presents a reconciliation of Adjusted EBITDA to net cash provided by operating activities. Please see page 6 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2017	2016	2017	2016
Adjusted EBITDA	$91,708	$82,997	$295,279	$269,918
Add:
Interest and other non-operating expenses, net of interest income	(3,873)	(2,854)	(11,200)	(9,462)
Provision for income taxes	(29,179)	(26,807)	(89,951)	(90,244)
Excess tax benefits from share-based compensation	—	(3,379)	—	(6,582)
Other	(1,048)	916	1,074	3,186
Change in operating assets and liabilities	95,758	106,054	(83,182)	(23,646)
Net cash provided by operating activities	$153,366	$156,927	$112,020	$143,170